Exhibit 23.1

Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-70085, 333-30596, 333-38890, 333-42500, 333-48270, 333-61912, 333-67190, 333-88038, and 333-97285) and on Form S-8 (Nos. 333-68755, 333-69385, 333-84187, 333-91347, 333-92437, 333-32448, 333-37918, 333-39184, 333-42498, 333-42772, 333-42728, 333-48224, 333-48262, 333-44094, 333-54646, 333-54672, 333-68724, 333-70420, 333-73142, 333-73858, 333-86838, 333-86868, 333-97539, 333-111211, 333-113395 and 333-113399) of Conexant Systems, Inc. of our report dated January 29, 2004, relating to the consolidated financial statements of GlobespanVirata, Inc., which appears in this Current Report on Form 8-K of Conexant Systems, Inc.

  /s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 11, 2004